As Filed on April 2, 1997
Registration No. 333-23585

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.  1

Post-Effective Amendment No.___

___________________________FFTW  FUNDS, INC.________________________
          (Exact Name of Registrant as Specified in Charter)

___________________________200 Park Avenue New York, New York 10166____
          (Address of Principal Executive Offices) (Zip Code)

___________________________(212) 332-5211______________________________
          (Registrant's Telephone Number, Including Area Code)

                    William E. Vastardis, Secretary
                    FFTW Funds, Inc.
                    200 Park Avenue
                    New York, New York 10166
          (Name and Address of Agent for Service of Process)

               Copies to:     Stephen J. Constantine, President
                              FFTW Funds, Inc.
                              200 Park Avenue
                              New York, New York 10166

William Goodwin, Esq.              Alan M. Trager, President
Dechert Price & Rhoads             AMT Capital Fund, Inc.
30 Rockerfeller Plaza              600 Fifth Avenue, 26th Floor
New York, New York 10112           New York, New York 10020

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The Registrant has registered an indefinite amount of securities under the Securities Act of 1933 pursuant to Section 24(f) under the Investment Company Act of 1940; accordingly no fee is payable herewith. The Registrant filed a Rule 24f-2 Notice for its most recent fiscal year ended December 31, 1996.

                             FFTW FUNDS, INC.

                         MONEY MARKET PORTFOLIO

PART C. OTHER INFORMATION


Item 15.       Indemnification

The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, settlements and expenses to the fullest extent allowed, and in the manner provided, by applicable federal and Maryland law, including Section 17(h) and (i) of the Investment Company Act of 1940.


Item 16.       Exhibits

(1) Articles of Incorporation, dated February 23, 1989, previously filed as Exhibit 1 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(1a) Articles of Amendment, dated July 1, 1991, previously filed as Exhibit 1(a) to Post-Effective Amendment No. 4 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(1b) Articles of Amendment, dated July 26, 1991, previously filed as Exhibit 1(a) to Post-Effective Amendment No. 5 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(1c) Articles Supplementary, dated February 16, 1993, previously filed as Exhibit 1(c) to Post-Effective Amendment No. 10 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(1d) Articles of Amendment, dated August 17, 1995, previously filed as Exhibit 1(d) to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(1e) Articles of Amendment, dated December 11, 1996 previously filed as Exhibit 1(e) to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(2) By-laws, previously filed as Exhibit 2 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(3)            Not Applicable.
(4) Form of Agreement and Plan of Reorganization, previously filed on March 19, 1997 as Exhibit 4 to Registrant's Registration Statement on Form N-14 to the Registrant's Registration Statement, File No. 333-23585 and incorporated herein by reference.
(5)       Not Applicable.
(6)(a) Advisory Agreement between the Registrant (for the Money Market Portfolio) and Fischer Francis Trees & Watts, Inc., dated November 6, 1996, previously filed as Exhibit 5(r) to Post-Effective Amendment No. 20 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(7)(a) Distribution Agreement between the Registrant and AMT Capital Services, Inc., dated February 1, 1995 previously filed as Exhibit 6a to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A and incorporated by reference herein.
(8)       Not Applicable.
(9) Custodian Agreement between Registrant and Investors Bank & Trust Company, dated January 10, 1994, previously filed as Exhibit 8(d) to Post-Effective Amendment No. 13 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(10)      Not Applicable.
(11) Opinion and Consent of Dechert Price & Rhoads previously filed on March 19, 1997 as Exhibit 11 to Registrant's Registration Statement on Form N-14 to the Registrant's Registration Statement, File No. 333-23585 and incorporated herein by reference.
(12) Opinion of Dechert Price & Rhoads regarding certain tax matters and consequences to shareholders to be filed.
(13) Transfer Agency and Service Agreement between Registrant and Investors Bank & Trust Company, dated November 27, 1992, previously filed as Exhibit 8(c) to Post-Effective Amendment No. 9 to Registrant's Registration Statement on Form N-1A and incorporated herein by reference.
(14) Consent of Ernst & Young LLP independent auditors for the Current and Successor Portfolios filed herewith.
(15)           There are no financial statements omitted pursuant to
Item 14(a)(1).
(16)           Not applicable.
(17) Rule 24f-2 notice previously filed on February 28, 1997 and incorporated herein by reference.


Item 17   .    Undertakings

          (a) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items if the applicable form.

          (b) The undersigned Registrant agrees that every prospectus that is filed under paragraph (a), above, will be filed as part of an amendment to this Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

          (c) The Registrant hereby undertakes to file, by post-effective amendment, an opinion of counsel or a copy of an IRS ruling supporting the tax consequences of the proposed reorganization within a reasonable time after receipt of such opinion or ruling.

     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 2nd day of April, 1997.


                                   FFTW FUNDS, INC.



By: /s Onder John Olcay

Onder John Olcay

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title
Date

/s/Stephen J. Constantine                  President and Director
April 2, 1997
Stephen J. Constantine

/s Onder John Olcay
                                           Chairman of the Board,
                                           April 2, 1997
Onder John Olcay                           Chief Executive Officer

/s/John C Head III                         Director
April 2, 1997
John C Head III

/s/Lawrence B. Krause                      Director
April 2, 1997
Lawrence B. Krause

/s/Paul Meek                               Director
April 2, 1997
Paul Meek

/s/Stephen  P. Casper                      Treasurer
April 2, 1997
Stephen  P. Casper

















INDEX TO EXHIBITS INCLUDED IN PART C

Exhibit 14 Consent of Ernst & Young LLP independent auditors for the Current and Successor Portfolios.